Exhibit 99.1

Corning Announces Expiration and Results of Cash Tender Offer

CORNING, N.Y., August 31, 2010 – Corning Incorporated (NYSE:GLW) announced today the expiration, as of 11:59 p.m. New York City time, on Monday, Aug. 30, 2010, of its previously announced cash tender offer relating to a combined aggregate principal amount of $225,000,000 of its notes. According to information provided by Global Bondholder Services Corporation, the depositary for the tender offer, $266,399,000 in aggregate principal amount of notes subject to the cash tender offer were validly tendered and not validly withdrawn before 5 p.m. New York City time on Monday, Aug. 16, 2010, the early tender date for the tender offer, and a total of $266,859,000 aggregate principal amount of notes subject to the tender offer were validly tendered and not validly withdrawn before the expiration date for the tender offer, as more fully set forth below.

Title of Security	Acceptance Priority Level	Aggregate Principal Amount Outstanding	Principal Amount Tendered	Percentage of Outstanding Amount Tendered
5.9% Notes due March 15, 2014(1)	1	$200,000,000	$112,935,000	56.47%
6.2% Notes due March 15, 2016	2	$200,000,000	$126,352,000	63.18%
8.875% Debentures due March 15, 2016	3	$75,000,000	$27,572,000	36.76%

Aggregate Total Tender Offer Securities		$475,000,000	$266,859,000	56.18%

(1)	The maximum principal amount of 5.9% Notes due 2014 that will be purchased by Corning is $100,000,000.

The $266,859,000 in aggregate principal amount of notes subject to the tender offer that were validly tendered and not validly withdrawn before the expiration date of the tender offer exceeds the combined maximum tender amount of $225,000,000, and the $112,935,000 in aggregate principal amount of the 5.9% Notes due 2014 that were validly tendered and not validly withdrawn before the expiration date of the tender offer exceeds $100,000,000, the maximum principal amount of the 5.9% Notes due 2014 that Corning will purchase in the tender offer. In lieu of accepting 6.2% Notes due 2016 on a prorated basis, Corning has increased the aggregate principal amount of notes that it will accept in the tender offer to $226,352,000 without increasing the maximum principal amount of 5.9% Notes due 2014 that it will accept. This increase did not require an extension of the term of the tender offer under applicable federal securities laws because the additional amount of 6.2% Notes due 2016 that were accepted represents less than 2% of such notes outstanding.

Based on the amounts of tendered notes, the increased size of the tender offer, and the acceptance priority levels set forth above, Corning has accepted for purchase $100,000,000 in aggregate principal amount of 5.9% Notes due 2014 validly tendered and not validly withdrawn (acceptance priority level one), $126,352,000 in aggregate principal amount of 6.2% Notes due 2016 validly tendered and not validly withdrawn (acceptance priority level two), and no 8.875% Debentures due 2016 validly tendered and not validly withdrawn (acceptance priority level three). The 5.9% Notes due 2014 accepted for purchase have been prorated by a proration factor of approximately 88.61% in the manner described in the Offer to Purchase dated Aug. 3, 2010, but the 6.2% Notes due 2016 accepted for purchase have not been prorated.

Corning expects to make payment for all notes accepted for purchase, including payment of accrued but unpaid interest on the purchased notes, in same-day funds on Wednesday, Sept. 1, 2010.

Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc. served as dealer managers for the tender offer, and Global Bondholder Services Corporation served as depositary and information agent for the tender offer.

Forward-Looking and Cautionary Statements

This press release may contain “forward-looking statements” which are based on current expectations and assumptions about Corning’s financial results and business operations, that involve substantial risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include: the effect of global political, economic and business conditions; conditions in the financial and credit markets; currency fluctuations; tax rates; product demand and industry capacity; competition; reliance on a concentrated customer base; manufacturing efficiencies; cost reductions; availability of critical components and materials; new product commercialization; pricing fluctuations and changes in the mix of sales between premium and non-premium products; new plant start-up or restructuring costs; possible disruption in commercial activities due to terrorist activity, armed conflict, political or financial instability, natural disasters, adverse weather conditions, or major health concerns; adequacy of insurance; equity company activities; acquisition and divestiture activities; the level of excess or obsolete inventory; the rate of technology change; the ability to enforce patents; product and components performance issues; retention of key personnel; stock price fluctuations; and adverse litigation or regulatory developments. These and other risk factors are detailed in Corning’s filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the day that they are made, and Corning undertakes no obligation to update them in light of new information or future events.

About Corning Incorporated

Corning Incorporated (www.corning.com) is the world leader in specialty glass and ceramics. Drawing on more than 150 years of materials science and process engineering knowledge, Corning creates and makes keystone components that enable high-technology systems for consumer electronics, mobile emissions control, telecommunications and life sciences. Our products include glass substrates for LCD televisions, computer monitors and laptops; ceramic substrates and filters for mobile emission control systems; optical fiber, cable, hardware & equipment for telecommunications networks; optical biosensors for drug discovery; and other advanced optics and specialty glass solutions for a number of industries including semiconductor, aerospace, defense, astronomy and metrology.

Media Relations Contact:	Investor Relations Contact:
Kelli Hopp-Michlosky	Kenneth C. Sofio
(607) 974-1657	(607) 974-7705
hoppkc@corning.com	sofiokc@corning.com